UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Reidy, Richard D.
   14 Oak Park
   Bedford, MA  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/30/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Product Development
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |11/19/|M   | |1,500             |A  |$11.250    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/19/|S   | |1,500             |D  |$39.875    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/19/|M   | |4,500             |A  |$11.000    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/19/|S   | |4,500             |D  |$39.875    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/19/|M   | |6,116             |A  |$11.333    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Comon Stock                |11/19/|S   | |6,116             |D  |$39.875    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/19/|M   | |1,500             |A  |$9.4167    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common tock                |11/19/|S   | |1,500             |D  |$39.875    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/19/|M   | |6,384             |A  |$10.833    |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/19/|S   | |6,384             |D  |$39.875    |539                |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option|$11.2500|11/19|M   | |1,500      |D  |02/1/|04/23|Common Stock|1,500  |       |0 (2)       |   |            |
                      |        |/99  |    | |           |   |92 (1|/02  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Incentive Stock Option|$11.0000|11/19|M   | |3,000      |D  |02/1/|04/15|Common Stock|3,000  |       |0 (2)       |   |            |
                      |        |/99  |    | |           |   |93 (3|/03  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Incentive Stock Option|$11.0000|11/19|M   | |1,500      |D  |02/1/|04/15|Common Stock|1,500  |       |0 (2)       |   |            |
                      |        |/99  |    | |           |   |93 (4|/03  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Incentive Stock Option|$11.3333|11/19|M   | |1,491      |D  |07/1/|06/21|Common Stock|1,491  |       |0 (2)       |   |            |
                      |        |/99  |    | |           |   |94 (5|/04  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$11.3333|11/19|M   | |4,625      |D  |07/1/|06/21|Common Stock|4,625  |       |484 (2)     |   |            |
ion                   |        |/99  |    | |           |   |94 (6|/04  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.4167 |11/19|M   | |375        |D  |03/1/|03/03|Common Stock|375    |       |2,531(8)    |   |            |
ion                   |        |/99  |    | |           |   |97 (7|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Incentive Stock Option|$9.4167 |11/19|M   | |1,125      |D  |03/1/|03/03|Common Stock|1,125  |       |7,594 (10)  |   |            |
                      |        |/99  |    | |           |   |97 (9|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$10.8333|11/19|M   | |6,384      |D  |08/1/|07/24|Common Stock|6,384  |       |58,416 (12) |   |            |
ion                   |        |/99  |    | |           |   |97 (1|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |1)   |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The options vest in equal monthly increments over a 48 month period
commencing February 1, 1992.                 (2) On 12/01/1999, options to
purchase  0  shares were vested.                 (3) The options vest in equal
monthly increments over a 48 month period commencing February 1, 1993.
       (4) The options vest in equal monthly increments over a 48 month period
commencing February 1, 1993.           (5) The options vest in equal
monthly increments over a 72 month period commencing July 1, 1994.
(6) The options vest in equal monthly increments over a 72 month period
commencing July 1, 1994.        (7) The options vest in equal monthly
increments over a 60 month period commencing March 1, 1997.              (8) On
12/01/1999, options to purchase 94 shares were vested.           (9) The
options vest in equal monthly increments over a 60 month period commencing
March 1, 1997.         (10) On 12/01/1999, options to purchase 282  shares were
vested.          (11) The options vest in equal monthly increments over a
60 month period commencing August 1, 1997.           (12) On 12/01/1999,
options to purchase 3,247 shares were vested.
SIGNATURE OF REPORTING PERSON
Richard D. Reidy
DATE
12/08/1999